ORANGE AND ROCKLAND UTILITIES, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
                               Twelve Months Ended
                             (Thousands of Dollars)

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                                                                     MARCH            MARCH
                                                                      2000             1999
                                                                 --------------    -------------

EARNINGS
       Net Income                                                  $ 13,221          $ 43,379
       Federal Income Tax                                            34,675            23,631
       State Income Tax                                               1,861             2,577
                                                                   --------          --------

       Total Earnings Before Federal and State Income Tax            49,757            69,587

FIXED CHARGES*                                                       31,463            34,151
                                                                   --------          --------
                 Total Earnings Before Federal and State
                    Income Tax and Fixed Charges                   $ 81,220          $103,738
                                                                   ========          ========



       * Fixed Charges

       Interest on Long-Term Debt                                  $ 26,521          $ 23,989
       Amortization of Debt Discount, Premium and Expense             1,214             1,150
       Other Interest                                                 3,728             9,012
                                                                   --------          --------

                 Total Fixed Charges                               $ 31,463          $ 34,151
                                                                   ========          ========



       Ratio of Earnings to Fixed Charges                              2.58              3.04
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